INNOVATIVE MEDICAL SERVICES                                           EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED OCTOBER 31, 1998 AND 1999

                                                      For the Three Months Ended
                                                             October 31
                                                      1999             1998


Shares outstanding                                    4,552,242        3,916,351
                                                     ----------        ---------

Weighted average shares outstanding                   4,451,372        3,916,351
Stock Options                                         1,452,500        1,514,375
Warrants                                              1,798,125        1,798,125
                                                      ---------        ---------
      Total weighted average shares outstanding       7,701,997        7,048,918
                                                      =========        =========

Net Income (Loss)                                    $  146,161        $ 137,742
                                                     ==========        =========

Basic Net Earnings (Loss) per share                  $     0.03         $   0.04
                                                     ==========         ========

Diluted Net Earnings (Loss) per share                $     0.02         $   0.02
                                                     ==========         ========